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                                                                 EXHIBIT (d)(18)

                                      RIDER

                            CHILDREN'S INSURANCE (CI)


1. WHEN WILL THIS BENEFIT BE PAID? We will pay the Children's Insurance proceeds to the beneficiary named for those proceeds, when we have proof that a covered child died while his or her coverage under this rider was in effect. These proceeds will be the term insurance provided by this rider.

     For any proceeds payable because of the death of a covered child, each reference to "the Insured" in the Owner and Beneficiary or Payment of Policy Proceeds sections of this policy means that child.

2. WHAT INSURANCE COVERAGE IS PROVIDED ON CHILDREN UNDER THIS RIDER? The amount payable at the death of a covered child is $1,000 for each unit of this rider.

3.   WHO IS A COVERED CHILD? A covered child is:

     1. a person, named in an application for this rider, who is a child, stepchild, or legally adopted child of the Insured; or

     2. a child who is born to or legally adopted by the Insured while this rider is in effect.

4. HOW LONG WILL A CHILD BE COVERED UNDER THIS RIDER? Coverage on a child will start on the fifteenth day after birth. Coverage on a child will end on the anniversary on which he or she is age 25 or, if earlier, the one on which the Insured is or would have been age 65.

5. WHAT HAPPENS IF THE INSURED DIES WHILE THE RIDER IS IN EFFECT? If the Insured dies while this rider is in effect, this rider will continue on a fully paid-up basis until the anniversary on which the Insured would have been age 65. Any term insurance provided by this paid-up rider will be the same as it would have been if the Insured had lived. The paid-up rider has no loan value, but can be surrendered for its cash value.

6. WHAT IS THE DEFINITION OF AGE UNDER THIS RIDER? When we refer to a person's age on any date we mean his or her age on the birthday which is nearest that date.

7. WHAT WILL HAPPEN IF YOU DIE WHILE THIS RIDER IS IN EFFECT AND THERE IS NO SUCCESSOR OWNER PROVIDED FOR UNDER YOUR POLICY? Any sections of this policy relating to Successor Owner or Change of Ownership are modified, while this rider is in effect, as follows: If you die and there is no successor owner your estate will not become the new owner of the policy or of any paid-up insurance under this rider. Instead:

     1.   If the Insured is living, he or she will become the new owner; or

     2. If the Insured is not living, the living children of the Insured will jointly become the new owner. However, the rights of ownership of any child end on the anniversary when that child is age 25, or at that child's death, if earlier.

8. MAY THE TERM INSURANCE ON THE COVERED CHILD PROVIDED UNDER THIS RIDER BE EXCHANGED? As of the conversion dates described in this rider, you can have the term insurance on a covered child exchanged for a life or endowment policy on that child. This type of change is called a conversion. This change can be made without proof of insurability. When this change is made, this rider must be in effect on the date when the term insurance is converted. Within 31 days of that date, we must receive your application, also signed by the child to be insured, and the first premium for the new policy. If you do not have the insurance converted, it may be converted in the same way by the child to be insured under the new policy. All insurance on a covered child ends at the time this insurance is converted.

9. WHEN MAY THIS TERM INSURANCE BE CONVERTED? The date of conversion for the term insurance on a covered child is the anniversary when that child is age 25 or, if earlier, the anniversary when the Insured is or would have been age 65. If the term insurance on a covered child is in effect on the conversion date for that child, it can be converted during the 31 days after that date. If the child dies during this period we will pay that insurance if it has not been converted.

                                     (over)

793-345
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10.  MAY THE TERM INSURANCE STILL BE CONVERTED IF A COVERED CHILD MARRIES? If a
     covered child marries, that child's term insurance can be converted during the 31 days after the marriage date if he or she has been covered under this rider for the 3 years prior to the marriage date. If the child has not been covered under this rider for that 3 year period the conversion can be made during the 31 days after the date coverage on that child has been in effect for 3 years. We will require proof, acceptable to us, that the marriage took place.

11. WHAT KIND OF POLICY WILL BE AVAILABLE? The new policy may be on any life or endowment plan which may be offered on its policy date, by us or by one of our affiliated or subsidiary companies, which include New York Life Insurance Company, for the amount of insurance which is converted. We guarantee that at least one life or endowment plan to which the entire amount of insurance on a covered child under this rider may be converted, will be offered. The new policy may not be on a plan which provides term insurance.

     The policy date of any new policy will be the date of conversion. The premium rates for the new policy will be based on the age and sex of the person to be insured and the issuing company's premium rates on that date. The new policy will be in a standard risk class, and will have the same provisions and the same limitations on liability as are in the series of policies being issued by the new issuing company on that date.

12. IS THERE A LIMIT TO THE FACE AMOUNT OF THE NEW POLICY? The face amount of the new policy on a covered child may not be more than 5 times the amount of term insurance on that child.

13.  WHEN DO THE INCONTESTABILITY AND SUICIDE EXCLUSION PERIODS BEGIN FOR
     THE NEW POLICY? The time periods of a new policy, which relate to a suicide exclusion or to a contest of that policy, will start on the date of issue of this rider. However, in some cases, a new policy may be issued with a rider or an additional amount of insurance which you requested and which required the issuing company's agreement. If this happens, the time periods for that rider or amount will start instead on the date of issue of the new policy.

14. MAY SUPPLEMENTARY BENEFIT RIDERS BE MADE A PART OF THE NEW POLICY? Riders may not be made a part of a new policy on a child, unless the new issuing company agrees.


15. MAY YOU REINSTATE THE POLICY? You may apply to reinstate the policy with this rider as a part of it. However if you do this, you must provide proof of insurability that is acceptable to us for each covered child.


16. DOES THIS RIDER HAVE CASH OR LOAN VALUE? This rider does not have loan value. This rider has cash value only while insurance is in force on a fully paid-up basis after the death of the Insured. The cash value is computed using the same basis used for computation as described in the General Provisions section of this policy.

17. IS THIS RIDER A PART OF THE CONTRACT? This rider, when paid for, is made a part of the policy, based on the application for the rider.


18. MAY THE CORPORATION CONTEST THIS RIDER? We will not contest the insurance on any child covered under this rider after that insurance has been in force during the lifetime of that child for 2 years from the date of issue of that insurance.

19. WHAT HAPPENS IF THE INSURED COMMITS SUICIDE? Suicide of the Insured, while sane or insane, within two years of the date of issue of this rider, is not covered by this rider.

     In the event of the Insured's suicide within that two year period, any monthly costs which were deducted for this rider will be part of any amount payable because of the Insured's death. In this case, the rider will not continue as a paid-up rider but will end 31 days after the date of death. However, the insurance on each covered child may be converted as of the date of death.

93345-2
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                            CHILDREN'S INSURANCE (CI)
                                  (continued)



20. WHAT ARE THE DATES AND AMOUNTS APPLICABLE UNDER THIS RIDER? When this rider is issued at the same time as the policy, we show the number of units of term insurance on the Policy Data page. The rider and the policy have the same date of issue.

     When this rider is added to a policy which is already in force, we also put in an add-on rider. The add-on rider shows the number of units of term insurance and the date of issue, which will be a Monthly Deduction Day.

21. WHAT IS THE COST FOR THIS BENEFIT AND WHERE IS IT SHOWN? The cost of insurance rates for this benefit are shown on the Policy Data page, or in any add-on rider put in this policy.

22. WHEN DOES THIS RIDER END? You can cancel this rider by sending us the policy and your signed notice. The rider will end on the Monthly Deduction Day on or next following the date we receive your request. If this rider is still in effect on the anniversary on which the Insured is age 65, it will end on that date.

     This rider ends at the death of the Insured or if the policy ends, except when the rider is being continued as a Paid-up Rider under the terms of this rider. This rider also ends if the policy is surrendered.


                                                NEW YORK LIFE INSURANCE
                                                AND ANNUITY CORPORATION

/s/ George J. Trapp                             Frederick J. Sievert
-------------------                             --------------------
          Secretary                                        President